ENHANCED INCOME OPTION ENDORSEMENT

Metropolitan Life Insurance Company

[200 Park Avenue

New York, NY 10166

Ph: 1-800-638-7732]

This Endorsement is issued in connection to the Enhanced Income Option and amends your Variable Annuity Contract (“Contract”) and any applicable Riders issued with your Contract. Except where this Endorsement provides otherwise, it is a part of, and subject to, the other terms and conditions of the Contract. In this Endorsement, “we” “our” and “us” mean Metropolitan Life Insurance Company and “you” and “your” mean the Owner.

The following revisions amends the Contract and the applicable Riders:

AMENDMENTS TO THE CONTRACT

All references to the Separate Account, Transfers, Withdrawals, and Annuity Units are deleted. In addition, the section titled “Annuity Provisions” with the exception of subsection titled “Annuity Options” is deleted. The section titled “Inactive Contracts” is deleted. You may not change the Owner, the Annuitant, nor may you assign your rights under the Contract. No additional Purchase Payments may be made and Allocation of Purchase Payments to Separate Accounts/Investment Divisions are no longer available. Accrued Contract charges will be assessed on the Calculation Date, however no further Contract charges will be deducted thereafter. For any Business Day, Your Account Balance is equal to the amount in your Fixed Account. For the section titled “Death Benefit Amount During the Accumulation Period”, please review amendments to the Death Benefit Riders below. Please note, the sections titled “Death of the Owner and Annuitant during the Income Period”, “Death of the Annuitant during the Accumulation Period”, and “Beneficiary Continuation Option during the Accumulation Period” are deleted.

The following are added to DEFINITIONS:

•	Account Value or Account Balance is when you purchase a Contract, an account is set up for You. Your Account Value is the total amount of money in Your Contract which is invested in the Fixed Account.
•	Calculation Date is the Business Day we receive your acceptance of the Enhanced Income Option Offer and all information necessary to process your acceptance in Good Order.
•

Enhanced Income Option is an option that provides you with an Enhanced Income Option Amount in return for the termination of the GMIB Rider, changes to your death benefit and other changes set forth in this Endorsement.

•

Enhanced Income Option Amount is the amount reflected in your Contract Schedule. The Enhanced Income Option Amount may be reduced and/or modified if you withdraw excess amounts or have made Purchase Payments in the Contract Year in which your Enhanced Income Option becomes effective, as described in this Endorsement.

•

Enhanced Income Option Period is each 12-month period during which the Enhanced Income Option Amounts may be withdrawn beginning on Your Contract Anniversary and ends on the last day of that Contract Year. However, if Your Calculation Date is not Your Contract Anniversary, then the first Enhanced Income Option period will be shorter than a 12-month period and will begin on the Calculation Date and end on the last day of the Contract Year.

The following is added to the Contract:

ENHANCED INCOME OPTION

Your Account Value has been transferred to the Fixed Account as of the Calculation Date and Separate Account options are no longer available. Having elected the Enhanced Income Option, the following Riders are terminated as of the Calculation Date:

•	Guaranteed Minimum Income Benefit Rider (“GMIB Rider”)
•	Additional Death Benefit Rider (“Earnings Preservation Benefit Rider”)

In addition, because withdrawal charges are no longer applicable to any withdrawals, the following riders are terminated as of the Calculation Date:

•	Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider
•	Waiver of Withdrawal Charge for Terminal Illness Rider
•	Waiver of Withdrawal Charge for Disability Rider

ENH-INC (11/24)

Withdrawals of the Enhanced Income Option Amount: You may withdraw your Enhanced Income Option Amount in any manner that is available for withdrawals from the Contract.

Withdrawals that Exceed the Enhanced Income Option Amount: If you withdraw an amount that is greater than Your Enhanced Income Option Amount during any Enhanced Income Option period, then we will reduce Your future Enhanced Income Option Amount proportionately by the same percentage that Your Account Value is reduced by each of the withdrawals during the Enhanced Income Option period. For the first Enhanced Income Option period, we will include all amounts withdrawn during that Contract Year in calculating the proportional reduction, if the total of Your withdrawals during the Contract Year exceeded the sum of the Dollar-for-Dollar withdrawal rate available under Your GMIB prior to Your election of the Enhanced Income Option, plus the pro rata amount available under the Enhanced Income Option as of the Calculation Date. If you withdraw an amount that is greater than Your Enhanced Income Option Amount, You will receive a lower Enhanced Income Option Amount for all subsequent Enhanced Income Option periods.

Withdrawals that are less than the Enhanced Income Option Amount: If You do not take any portion of Your entire Enhanced Income Option Amount in any Enhanced Income Option period, You will not be able to carry forward any remaining amount to any subsequent Enhanced Income Option Period; however; Your Account Value will not be reduced by any amount that is not withdrawn. The Enhanced Income Option Amount (and any other withdrawals) reduces Your Account Value until Your Account Value is $0, at which point your contract will terminate and we will issue you a supplemental agreement under which You will continue to receive your Enhanced Income Option Amount (as adjusted in the event you have withdrawn amounts in excess of the Enhanced Income Option Amount).

Spousal Continuation: The “Spousal Continuation During Accumulation Period” section is amended in its entirety as follows: If the Owner dies during the Accumulation Period and the beneficiary is his or her spouse, the beneficiary may choose to continue the Contract under the Spousal Continuation Option in his or her own name and exercise all the Owner’s rights under the Contract. Any difference between the Death Benefit and the Account Value will be added to the Account Value. This amount is determined as of the end of the Business Day on which we have received Notice of both due proof of death and an acceptable election for the spouse to continue the Contract. The Death Benefit is described under “Amendments To The Death Benefit Riders” below. The Enhanced Income Option Amount will remain unchanged as a result of the death of the Owner.

The Death Benefit under the continued Contract payable under the continuing spouse’s death will be computed as described under the section of the Contract entitled, “Death Benefit Amount During the Accumulation Period”.

AMENDMENTS TO THE CONTRACT SCHEDULE

All references to Investment or Annuity Options, Product Charges and/or Fees, Transfer Requirements and Allocation Limits, and the Initial EDCA period, Waiver of Withdrawal Charge Riders, and Additional Death Benefit Rider (“Earnings Preservation Benefit”) are deleted.

The following changes are added to the Contract Schedule:

•

Enhanced Income Option Amount: Your Enhanced Income Option Amount is payable until your Account Value is $0. When Your Account Value goes to zero, You will receive a supplemental agreement under which You will continue to receive the Enhanced Income Option amount for the remainder of Your life. The Enhanced Income Option Amount will be reduced by withdrawals that are in excess of the Enhanced Income Option Amount during any Enhanced Income Option period.

•	Withdrawals: See Enhanced Income Option Endorsement
•	Death Benefits: Modified according to which Death Benefit Rider you elected.

[AMENDMENTS TO THE DEATH BENEFIT RIDERS:

GREATER OF RETURN OF PURCHASE PAYMENTS/5th STEP-UP RIDER, GREATER OF ANNUAL STEP-UP or 5% ANNUAL INCREASE, and ANNUAL STEP-UP RIDER

The following language replaces the language in the Greater of Return Purchase Payments/5th Step-Up Rider and Annual Step-Up Rider:

•	The Death Benefit Amount is determined as of the end of the Business Day on which we have received Notice of both due proof of death and the first acceptable election for the payment method.
•

The death benefit is equal to the death benefit under the Rider as of the Calculation Date reduced proportionately by the percentage reduction in Account Value attributable to any subsequent withdrawals from your Account Value. Your death benefit will never be less than Your Account Value as of the end of the Business Day on which we have received Notice of both due proof of death and the first acceptable election for the payment method under which Your beneficiary will receive the death benefit.]

[AMENDMENTS TO THE GUARANTEED MINIMUM DEATH BENEFIT RIDER (“GMDB Rider”)

ENH-INC (11/24)

The following language replaces the language in the GMDB Rider:

•	The Death Benefit Amount is determined as of the end of the Business Day on which we have received Notice of both due proof of death and the first acceptable election for the payment method.
•

The Death Benefit Amount is equal to the Death Benefit Value under the Rider on the Calculation Date reduced proportionately by the percentage reduction in Account Value attributable to any subsequent withdrawals from your Account Value. [For the first Enhanced Income Option period, we will include all amounts withdrawn during that Contract Year in calculating the proportional reduction, if the total of Your withdrawals during the Contract Year exceeded the sum of the Dollar-for-Dollar withdrawal rate available under Your GMIB prior to Your election of the Enhanced Income Option, plus the pro rata amount available under the Enhanced Income Option as of the Calculation Date.] However, if withdrawals in any Enhanced Income Option Period are not greater than the Enhanced Income Option Amount, then the death benefit will be reduced by the same dollar amount as was withdrawn from your Account Value. Your death benefit will never be less than Your Account Value as of the end of the Business Day on which we have received Notice of both due proof of death and the first acceptable election for the payment method under which Your beneficiary will receive the death benefit.]

AMENDMENTS TO THE DEATH BENEFIT RIDERS CONTRACT SCHEDULE

The Death Benefit Contract Schedule is replaced by the “Death Benefit Option” section of the Enhanced Income Option Contract Schedule.

[AMENDMENTS TO THE QUALIFIED DISTRIBUTION PROGRAM ENDORSEMENT

The following language replaces the language in Section 1, subsection titled “Systematic Withdrawal Amount”: For purposes of the Endorsement, this is the amount withdrawn during the Contract Year under a Company sponsored optional systematic withdrawal program, if any, where total withdrawals under the Company sponsored systematic withdrawal program in the Contract Year do not exceed an amount equal to the Enhanced Income Option Amount.

Section 2 is deleted and the following is added to the Contract:

If total withdrawals during the Contract Year do not exceed the higher of the Required Minimum Distribution Amount and the Enhanced Income Option Amount, then the Enhanced Income Option Amount for the subsequent years will remain the same. That is,

•

if you have not enrolled in our automatic minimum distribution service, you can withdraw up to the greater of the Required Minimum Distribution Amount and the Enhanced Income Option Amount without affecting your future Enhanced Income Option Amount;

•

if you have enrolled in our automatic minimum distribution service, you can withdraw up to the greater of the Required Minimum Distribution Amount and the Enhanced Income Option Amount without affecting your future Enhanced Income Option Amount. In case the total withdrawals in the current Contract Year do not meet the Required Minimum Distribution Amount, we will ensure compliance with the Qualified Distribution Program via payment of the Automated Required Minimum Distribution Service Amount.

If total withdrawals during the current Contract Year exceed the higher of the Required Minimum Distribution Amount and the Enhanced Income Option Amount, then the Enhanced Income Option Amount for future years will be reduced in the same proportion as withdrawals during the Contract Year reduce the Account Value.]

Metropolitan Life Insurance Company has caused this Endorsement to be signed by its [Secretary].

Metropolitan Life Insurance Company

[/s/ Timothy Ring]

[[Timothy Ring], [Secretary]]

[ Contract Number: [1234567____________]

[Owner Name]: [_John Doe______________]]

ENH-INC (11/24)